Exhibit 99.1

Medicine Man Technologies Closes on Second Phase of Strategic Investment from Dye Capital & Company

-	Increases the size of funding received from $14 million to up to $21 million
-	Continues strategic execution to deliver on promise to be a premier vertically integrated cannabis operator
-	Adds new team members to strengthen management as company continues to execute its plan
-	Expands industry footprint with announced pending acquisitions

DENVER, July 17, 2019 /PRNewswire/ — Medicine Man Technologies, Inc. (OTCQX: MDCL) (“Medicine Man Technologies” or “Company”), today announced that the Company has amended its original securities purchase agreement (SPA) dated June 5, 2019, with strategic partner Dye Capital & Company. Pursuant to the amendment, the SPA was revised to reflect an increase in the overall size of the funding from $14 million to up to $21 million.

At the initial closing, the Company issued and sold 1,500,000 common shares and warrants to purchase 1,500,000 shares of common stock, for gross proceeds of $3 million. Medicine Man Technologies and Dye Capital also completed on July 15, the second closing from the SPA, with Dye Capital purchasing 3,500,000 shares of Company stock for $7 million and receiving warrants to purchase 3,500,000 shares of common stock at an exercise price of $3.50.

As a result, at the third closing, scheduled for August 15, 2019, Dye Capital will purchase 3,000,000 shares of common stock and have the option to acquire up to an additional 2,500,000 shares of common stock, for an aggregate of up to 5,500,000 shares of common stock, and warrants to purchase 100% of the number of shares of common stock at an exercise price of $3.50 per share.

“This commitment from our strategic partner signals their confidence in our business as we continue to deliver on our promise to be one of the leading vertically integrated cannabis operators with a deep footprint in the most mature cannabis market in the world,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “We continue to add new team members to strengthen our company as we move forward in executing on our plan. The members from Dye Capital are not only increasing their investment, but are personally invested in the Company and have directly been responsible for successfully implementing a similar growth strategy through acquisitions in the grocery industry. There they grew Albertsons from $10 billion in revenue to over $60 billion in revenue. We have increased our industry footprint with the announcements of several pending acquisitions to build a vertically integrated powerhouse that will combine the best and brightest industry founders into one organization.”

Medicine Man Technologies recently announced Justin Dye, Dye Capital Managing Partner, as the Company’s Chairman of the Board and Leo Riera as a new member of its Board of Directors. Mr. Dye has 25 years of experience in private equity, general management, operations, strategy, corporate finance and M&A and served as an integral part of the private equity consortium that acquired Albertsons Companies and led its expansion through over $40 billion in acquisition, divestiture, real estate and financing transactions. Mr. Riera has over 30 years of experience in investment banking and fund management and was the Country Head for Bankers Trust in Venezuela for over a decade. The Company also announced the addition of Todd Williams as Chief Strategy Officer in June, who has over 24 years of consulting and asset valuation experience. On July 1, the Company appointed Lee Dayton Jr. as Chief Administrative Officer. Mr. Dayton brings over 25 years of investment banking and corporate development experience to his new role.

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In recent weeks, the Company entered into binding agreements to acquire four licensed operators in the State of Colorado, and is actively engaged in forming a solid entity involving leading cultivation, extracting and retailing assets in Colorado and Colombia.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’'s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company's intellectual property includes the “"Three A Light”" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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